Exhibit 10.1

Summary of the Avaya Inc. Non-Employee Director Compensation Program

(as of May 2006)

The following amounts are payable to non-employee Directors of Avaya Inc. (the “Company”) in connection with their service on the Company’s Board of Directors (the “Board”):

•                  Upon becoming a member of the Board, each new non-employee Director receives an inaugural grant of restricted stock units having a total value on the date of grant of $50,000. The restricted stock units are placed in that Director’s deferred share account under the Company’s Deferred Compensation Plan, and, assuming they have vested, the underlying shares are distributed to that Director upon retirement from the Board.

•                  All non-employee Directors receive an annual retainer of $100,000.

•                  The chairpersons of the following committees of the Board receive the following additional amounts for chairing those committees:

•	Audit	$20,000
•	Compensation	$10,000
•	Governance	$10,000
•	Finance	N/A - chairperson is the Chief Executive Officer (“CEO”)

•                  Non-employee Directors receive the following additional amounts for serving as members of the following committees, which amounts are incremental for committee chairpersons:

•	Audit	$10,000
•	Compensation	$5,000
•	Governance	$5,000
•	Finance	$2,500 (other than the chairperson, who is the CEO)

The retainers are payable as of March 1 of each fiscal year. Directors do not receive separate meeting fees.

Non-employee Directors are required to elect to receive at least 50% of their retainers in the Company’s common stock, to be received either at the time of payment of their retainers or to be placed in their deferred share accounts under the Company’s Deferred Compensation Plan. Any remaining amounts may be paid in cash, but in no event is the cash paid permitted to exceed 50% of their retainers.

Directors can elect to defer all or part of the cash portion of their retainers under the Company’s Deferred Compensation Plan. The interest rate on cash deferrals is determined by the Board.

The Company also provides non-employee Directors with travel accident insurance when traveling in connection with Company-related business. The Company does not provide a retirement plan or other perquisites for non-employee Directors. Directors have an opportunity to participate in the Avaya Product Program for Directors, in which certain Avaya products (specifically, an Avaya IP Office system for one location with up to 20 telephones) and associated maintenance services are provided at no charge; however, the equipment and the related maintenance is taxable as income to any Director that chooses to participate, and the Company provides a gross-up for the resulting taxes.